UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
August 25, 2008
Date of Report (Date of earliest event reported)
Greenfield Online, Inc.
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50698 (Commission File Number)	06-1440369 (I.R.S. Employer Identification No.)
21 River Road
Wilton, CT 06897
(Address of Principal Executive Offices and Zip Code)
(203) 834-8585
(Company’s telephone number, including area code)
N/A
(Former Name or Former Address, if changed since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On August 26, 2008, Greenfield Online, Inc. (“Greenfield Online”) issued a press release announcing that on August 25, 2008, its Board of Directors determined, in accordance with the terms of the merger agreement between Greenfield Online and affiliates of Quadrangle Group LLC (“Quadrangle”), that the takeover proposal received by it from a Fortune 100 strategic buyer (the, “Strategic Buyer”) as a result of its “go-shop” activities, pursuant to which Greenfield Online’s stockholders would receive $17.50 per share in cash, constitutes a superior proposal. The offer from the Strategic Buyer is not contingent on the receipt of financing.
     On August 25, 2008, the Board gave written notice to Quadrangle that it intends to terminate the merger agreement in three calendar days to enter into a definitive agreement with respect to the superior proposal received from the Strategic Buyer. As a result, Greenfield Online will be entitled to terminate the merger agreement if Quadrangle does not, prior to August 29, 2008, make such adjustments in the terms and conditions of the merger agreement so that the takeover proposal from the Strategic Buyer ceases to constitute a superior proposal. In the event of a termination of the merger agreement by Greenfield Online, Quadrangle will be entitled to a $5 million fee.
     In making its determination, the Board was assisted by Deutsche Bank Securities Inc., its financial advisor, and by Paul, Weiss, Rifkind, Wharton & Garrison LLP, its outside legal counsel.
     The information in this Current Report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Greenfield Online, Inc. on August 26, 2008 (filed herewith).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENFIELD ONLINE, INC.
By:	/s/ Robert E. Bies
Robert E. Bies
Executive Vice President and Chief Financial Officer

Dated: August 26, 2008

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